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                                                                    EXHIBIT 99.1

                                                 Community First Banking Company
                                             Gary D. Dorminey, President and CEO
                                                                  (770) 834-1071

                                                  First Deposit Bancshares, Inc.
                                             J. David Higgins, President and CEO
                                                                  (770) 942-5108


                  Community First Banking Company to Acquire
                        First Deposit Bancshares, Inc.


     For Immediate Release: Douglasville, Georgia - January 18, 2001 - Community First Banking Company (NASDAQ:CFBC) and First Deposit Bancshares, Inc. (OTC Bulletin Board:FDBI) today announced they have entered into an Agreement and Plan of Merger which will create a bank holding company with combined assets of approximately $539 million, based on September 30, 2000 financial information for the two companies. Community First will be the surviving corporation of the merger, and Douglas Federal Bank, the wholly-owned subsidiary of First Deposit, will be merged into Community First Bank, the commercial bank subsidiary of Community First. The existing banking offices of Douglas Federal will become branches of Community First Bank.

     The transaction, approved by the directors of both companies, is valued at approximately $19.375 per First Deposit share based on Community First's closing price on January 17, 2001 of $20.50. The aggregate consideration for the outstanding shares of First Deposit, including the ESOP shares, will be approximately $14.3 million in cash and 723,675 shares of Community First stock. The terms of the Agreement call for shareholders of First Deposit to have the option to receive either $19.375 in cash or a fixed exchange ratio of .94512 shares of Community First common stock for each share of First Deposit common stock that they own. This election is subject to the requirement that 51% of First Deposit's shares outstanding will be exchanged for Community First common stock and 49% of First Deposit's shares outstanding will be exchanged for cash. To the extent that First Deposit shareholders elect to receive more aggregate stock or cash consideration than permitted by the Agreement, pro rata allocations will be made.

     "This acquisition is particularly attractive because it will allow us to expand our market presence in the high growth market of Douglas County with a high quality banking organization that fits our acquisition criteria," said Community First President and CEO Gary Dorminey.

     David Higgins, President and CEO of First Deposit, said, "We are very excited about the prospects of joining Community First, which will allow us to offer our customers a broader range of financial services through an organization that understands community banking."

     The transaction, which is subject to the approval of First Deposit and Community First shareholders and banking regulators, is expected to be completed in the second quarter of 2001.
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     Community First is a $400 million asset community banking organization headquartered in Carrollton, Georgia. The company provides a broad range of banking and financial services to its customers through its subsidiary, Community First Bank, which currently operates 7 banking offices in western Georgia. The bank also has three subsidiaries that broaden the services offered to the community. Such services include traditional securities brokerage services, insurance products, and consumer finance services.

     First Deposit is a thrift holding company with consolidated assets of approximately $138 million as of September 30, 2000, with community banking offices in Douglasville, Georgia and Lithia Springs, Georgia. First Deposit was formed in July of 1999, along with an initial public offering and the acquisition of its wholly owned subsidiary, Douglas Federal Bank.

     First Deposit is in the process of becoming a bank holding company through a conversion of the charter of Douglas Federal from a federal savings association to a Georgia chartered commercial bank. Applications are currently pending before the Federal Reserve and the Georgia Department of Banking and Finance for approval of the bank holding company and charter conversion. The conversion is expected to be completed in March, 2001.